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SCHEDULE OF SUBSIDIARIES OF AVALONBAY COMMUNITIES, INC.

Bay Asset Group, Inc.
Bay Waterford, Inc.
Bay Development Partners, Inc.
Bay GP, Inc.
Avalon Town Green II, Inc.
Avalon Chase Glen, Inc.
Avalon Chase Grove, Inc.
Avalon Chase Hampton II, Inc.
Avalon Chase Heritage, Inc.
Avalon Town Meadows, Inc.
Lexington Ridge-Avalon, Inc.
Avalon Town View, Inc.
Avalon Development Services, Inc.
Avalon 4100 Mass. Avenue, Inc.
Town Cove Jersey City Urban Renewal, Inc.
Town Cove II Jersey City Urban Renewal, Inc.
Avalon Transactions, Inc.
Avalon Decoverly, Inc.
Avalon Collateral, Inc.
Avalon Lake Arbor, Inc.
Avalon Fairway II, Inc.
Avalon Commons, Inc.
Avalon Ballston II, Inc.
Avalon DownREIT V, Inc.
Avalon Oaks, Inc.
Avalon BFG, Inc.
Avalon Bay Fairlane, Inc.
Avalon Bay Services I, Inc.
Avalon Bay Services II, Inc.
AvalonBay Arna Valley, Inc.
AvalonBay Redevelopment, Inc.